RAPIDTRON APPOINTS NEW DIRECTOR

Las Vegas, NV, November 14, 2002 - Rapidtron, Inc. (NASD OTCBB: RPDT) (the "Company", formerly The Furnishing Club Inc.) announced today that it has appointed Hendrik Rethwilm to its Board of Directors. In his capacity as Director, Rethwilm will aid President John Veltheer in setting strategic direction and negotiations related to its recently announced merger candidate.

Rethwilm, age 38, brings his vast experience in the arena of corporate finance and business development to Rapidtron, Inc. and will be a welcome addition to the Board of Directors. From 1993-1999, he worked with PricewaterhouseCoopers in their corporate finance department focusing on the financial and organizational restructuring of medium-to-large sized companies. Subsequently, from 2000-2001, he was involved in setting up a subsidiary of Ericsson, the Swedish mobile phone producer, advising clients in the area of mobile eCommerce. During his tenure with Ericsson he also built a venture capital arm within Ericsson Consulting whose purpose was to invest in companies developing applications for the mobile eCommerce sector.

Currently, Mr. Rethwilm is self-employed and consults to various companies that are in need of his corporate finance and business development skills.



About the Merger Candidate

Rapidtron Inc. intends to become the leading provider of Radio Frequency (RF) smart card access control and ticketing/membership systems by providing the premier technology for operator-free entry and exit turnstiles.

Headquartered in Costa Mesa, California, Rapidtron Inc., has established itself in the North American marketplace by currently providing its smart card access control systems to the Copper Mountain resort in Colorado, the Park City resort in Utah and to the University of California, Berkeley. Rapidtron Inc. has forged a strategic partnership with AXESS AG, a European corporation. AXESS AG is at the forefront of Radio Frequency smart card technology and has installed over 2,500 Smart access gates and 1500 point-of-sale systems to transit, vacation resorts and fitness markets in Europe.

For additional company information, contact John Veltheer at 702.948.5017.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact may be forward-looking statements. Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated.

For additional information please call:

John Veltheer
President, Rapidtron Inc.
702.948.5017 (ph)
702.948.5001 (fax)